News Release
Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release February 22, 2012

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES 2011 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year ended December 31, 2011. In 2011, the FHLBank’s financial condition remained strong, although earnings decreased compared to 2010’s operating results. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment in our company. Highlights include:

•	Net income for 2011 was $138 million and return on average equity (ROE) was 3.89 percent. This compares to net income of $164 million and ROE of 4.67 percent for 2010. For the fourth quarter of 2011, net income was $40 million and ROE was 4.44 percent, compared to net income of $44 million and ROE of 4.94 percent for the same period of 2010. The primary factor contributing to the 2011 decline in profitability was the ongoing reductions in long-term interest rates, especially mortgage rates, which among other effects resulted in a $41 million increase in the net amortization of purchased premiums on mortgage assets.

•	Total assets at December 31, 2011 were $60.4 billion, a decrease of $11.2 billion (16 percent) from year-end 2010. The decrease in assets at December 31, 2011 primarily reflected lower short-term investment balances at period end. Average asset balances in 2011 were $67.3 billion, a decrease of $2.1 billion (three percent) from 2010. The balance of our Mission Asset Activity – comprising Advances, Letters of Credit, and the Mortgage Purchase Program – was $40.9 billion at December 31, 2011, a decrease of $3.2 billion (seven percent) from year-end 2010.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. On December 31, 2011, GAAP capital, which included $444 million of retained earnings, stood at $3.6 billion, 5.89 percent of total assets and well above the regulatory minimum of 4.00 percent.

•	The FHLBank paid stockholders a cash dividend on December 15, 2011 at a 4.00 percent annualized rate, which was 3.52 percentage points above the fourth quarter average 3-month LIBOR. The average dividend paid for the year was 4.25 percent.

•	The FHLBank added $17 million during 2011 for use in its Affordable Housing Program, extending the trend of adding to the available funds since the inception of the program in 1990.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. For 2011, these spreads were below those in 2010, yet continued to represent competitive returns to stockholders.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2011	2010	2011	2010
ROE	4.44%	4.94%	3.89%	4.67%
ROE spread to 3-month LIBOR	3.96%	4.65%	3.55%	4.33%
ROE spread to overnight Federal funds	4.37%	4.75%	3.79%	4.49%

The lower operating results and profitability in 2011 compared to 2010 primarily related to the reductions in long-term interest rates that occurred in 2011. The primary negative factors affecting net income are discussed below in estimated order of impact:

•	Net amortization expense related to purchased premiums on mortgage assets increased significantly ($41 million in all of 2011 and $13 million in the fourth quarter), as lower mortgage rates accelerated actual and projected prepayment speeds.

•	Interest income decreased $17 million in all of 2011 and $3 million in the fourth quarter as a result of lower yields on total interest-earning assets, a portion of which were funded with interest-free capital. The lower yield resulted mostly from the continued repricing of new mortgage assets in the historically low interest rate environment.

•	The average balance of mortgage assets decreased $1.3 billion. These assets normally earn wider spreads than most of our other assets.

•	Spreads earned on new mortgage assets narrowed compared to spreads earned on mortgage assets that were pre-paid.

•	Net market value gains (primarily unrealized) relating to accounting for derivatives declined $10 million in all of 2011 and $9 million in the fourth quarter, also due primarily to the lower interest rate environment.

Positive factors partially offset the negative factors as discussed below in estimated order of impact:

•	Interest expense declined from retiring a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities in the second half of 2010 and all of 2011.

•	Interest expense also decreased by $18 million from lower net amortization of premium/discounts and concession costs on Consolidated Bonds in 2011, primarily because in 2011 we retired fewer Consolidated Bonds prior to their maturities.

•	The FHLBank System’s REFCORP obligation was satisfied at the end of the second quarter 2011. REFCORP, which had been recorded as a reduction to net income, has been replaced with a 20 percent allocation of net income to restricted retained earnings under the Joint Capital Enhancement Agreement. This change had an $11 million favorable impact to the second half earnings.

•	Interest income rose approximately $10 million from a wider average spread between LIBOR-indexed assets (mostly Advances) and short-term Discount Note debt. We use Discount Notes to fund a large amount (normally between $10 billion and $20 billion) of LIBOR-indexed assets. This spread widened especially in the fourth quarter of 2011 related to the financial turmoil in Europe.

•	The net gains on held-to-maturity securities, which occurred from the sales of certain mortgage-backed securities, increased $8 million in all of 2011 and $7 million in the fourth quarter.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity was $40.9 billion at December 31, 2011 compared to $44.1 billion at year-end 2010.

The principal balance of Advances fell six percent from year-end 2010 to $27.8 billion at December 31, 2011. Average Advance principal balances in 2011 totaled $28.6 billion, a decrease of nine percent from 2010. The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.8 billion at December 31, 2011, an increase of $0.1 billion (one percent) from year-end 2010. In 2011, the FHLBank purchased $2.0 billion of mortgage loans, while principal paydowns totaled $1.9 billion.

The FHLBank’s business is cyclical and Mission Asset Activity normally stabilizes or declines in difficult macro-economic conditions, when financial institutions have ample liquidity, or when there is significant growth in the money supply. A weak economy brought slow growth in new consumer, mortgage and commercial loans, which resulted in members’ on-going subdued demand for Advances in 2011. In addition, significant government funding and liquidity programs continued to be available to members, which further reduced Advance demand. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves.

The balance of investments at December 31, 2011 was $21.9 billion, a decrease of 34 percent, or $11.4 billion, from year-end 2010. The reduction reflected declines in balances of short-term liquidity-related investments in response to lower spreads and fewer eligible counterparties available for these types of investments. The FHLBank held $2.0 billion in deposits at the Federal Reserve on the last day of the year due to the extremely low yields available on short-term investments. Average investment balances in 2011 were $30.0 billion, an increase of six percent from 2010. Total investments at December 31, 2011 included $11.2 billion of mortgage-backed securities and $10.7 billion of other instruments, which are generally short-term and held to support members’ funding needs, provide liquidity against the potential inability to access capital markets for debt issuances, and augment earnings. All but one of the FHLBank’s mortgage-backed securities held are issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. government agency.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during 2011, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. The System continued to have uninterrupted access on favorable terms to the capital markets for its debt issuances and funding needs, even in light of the ratings downgrades by Standard & Poor’s of the System’s debt.

Market risk exposure was moderate during 2011, well within our policy limits, and consistent with the normal historical range. Based on the totality of market risk analyses, the FHLBank expects profitability, defined as the level of ROE compared with short-term market rates, to remain competitive except under extremely stressful interest rate and business environments.

The FHLBank also continued to experience limited overall credit risk exposure from offering Advances, making investments, and executing derivative transactions. Consistent with previous years, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired at any point in 2011. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to fully mitigate these risks.

The FHLBank believes that credit risk in the mortgage loan portfolio remains moderate and manageable. However, the FHLBank increased its allowance for credit losses in the Mortgage Purchase Program to $21 million at December 31, 2011, an increase of $9 million for 2011. In an adverse scenario of a further 20 percent reduction in home prices, lifetime credit losses in the portfolio (net of existing credit enhancements) could increase by up to an estimated additional $60 million, most of which would be expected to occur over the next five years.

Capital Stock and Retained Earnings

The amounts of GAAP and regulatory capital changed one percent between year-end 2010 and year-end 2011. The GAAP capital-to-assets ratio at December 31, 2011 was 5.89 percent, while the regulatory capital-to-assets ratio was 6.37 percent. Both ratios were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP.

Total retained earnings were $444 million at December 31, 2011, an increase of $6 million (one percent) from year-end 2010. Retained earnings included $432 million of unrestricted and $12 million of restricted retained earnings. The FHLBank believes that the amount of retained earnings is sufficient to protect against impairment risk of capital stock and to provide the opportunity for dividend stability.

Housing and Community Investment

In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $444 million for nearly 59,000 housing units through its Affordable Housing Program and Welcome Home Program. In 2011, the FHLBank’s earnings were sufficient to add $17 million to the programs, which will be awarded to members in 2012. In addition during 2011, the FHLBank provided a voluntary housing program with a commitment of $1 million to help provide ramps for persons with mobility restrictions and accessibility rehab for special needs and elderly homeowners.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 741 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,	Percent
	2011	2010	Change (2)
Total assets	$60,397	$71,631	(16)%
Advances (principal)	27,839	29,512	(6)
Mortgage loans held for portfolio (principal)	7,752	7,701	1
Total investments	21,941	33,314	(34)
Consolidated Obligations:
Discount Notes	26,136	35,003	(25)
Bonds	28,855	30,697	(6)

Total Consolidated Obligations	54,991	65,700	(16)

Mandatorily redeemable capital stock	275	357	(23)
Capital stock	3,126	3,092	1
Retained earnings	444	438	1
Total capital	3,559	3,523	1
Regulatory capital (1)	3,845	3,887	(1)
Capital-to-assets ratio (GAAP)	5.89%	4.92%
Capital-to-assets ratio (Regulatory) (1)	6.37%	5.43%

OPERATING RESULTS

	Three Months Ended December 31,			Year Ended December 31,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2011	2010	Change (2)	2011	2010	Change (2)

Total interest income	$240	$302	(21)%	$1,011	$1,254	(19)%
Total interest expense	(172)	(219)	21	(762)	(979)	22

Net interest income	68	83	(19)	249	275	(10)

Provision for credit losses	(7)	(10)	32	(12)	(13)	8
Other (loss) income	(2)	4	NM	(5)	20	NM
Other expense	(14)	(17)	15	(57)	(56)	(2)
Assessments	(5)	(16)	71	(37)	(62)	40

Net income	$40	$44	(10)	$138	$164	(16)

Return on average equity	4.44%	4.94%		3.89%	4.67%
Return on average assets	0.25%	0.25%		0.21%	0.24%
Net interest margin	0.42%	0.47%		0.37%	0.40%
Annualized dividend rate	4.00%	4.00%		4.25%	4.38%
Average 3-month LIBOR	0.48%	0.29%		0.34%	0.34%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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